Filed pursuant to Rule 433

Registration Statement No. 333-148982

The letter below is the cover letter used for information packages about Zion.

A special company with a special task in a special country

Thank you for your interest in Zion Oil and Gas. Please find enclosed an information package.

Zion Oil & Gas, Inc. (Amex: ZN) recently filed a registration statement with the SEC, for a follow-on public offering of a minimum of 325,000 units, up to a maximum of 2,500,000 units, at $10.00 per unit. Each unit will consist of: one share of Zion's common stock and one warrant to purchase a share of Zion's common stock at $7.00 per share.

Enclosed is a copy of our Prospectus and Subscription Agreement. If you would like to purchase units in Zion Oil & Gas Inc., please complete the enclosed Subscription Agreement and return the completed form together with your payment check (made out to Sterling Trust Company Escrow Agent FBO Zion Oil Subscribers) or wire transfer. For additional information please refer to the enclosed Subscription Agreement Reference Sheet.

If you have any questions, or concerns, or would like personal assistance filling out your paperwork, you can access instructions by contacting:

  Zion Oil and Gas, Inc: Please phone 1-888-891-9466 (1-888-TX1-ZION) and select from the telephone menu Option #2

  Brockington Securities, Inc (to speak with a broker): 631-234-0408 or visit us on the web at www.zionoil.com

To get up to date information concerning Zion Oil & Gas, please visit our website,

www.zionoil.com.

If you need any other information or have any questions, please call our toll-free information line at 1-888-891-9466 (888-TX1-ZION).

Thank you for your support of Zion Oil & Gas Inc.

NOTICE

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the Zion's website at www.zionoil.com.